UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 12, 2009

Consolidated Graphics, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Texas	001-12631	76-0190827
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5858 Westheimer, Suite 200, Houston, Texas		77057
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-787-0977

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Effective November 12, 2009, we voluntarily reduced the revolving committed amount under our revolving credit agreement (as amended, the "Credit Agreement") with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto, from $335 million to $300 million, as permitted in Section 2.5(a) of the Credit Agreement. We effected such reduction primarily to reduce the commitment fees paid for unused amounts under the Credit Agreement. A formal amendment to the Credit Agreement was not required to effect such reduction.

As of November 12, 2009, taking into account the $35 million reduction described above, our available credit under all our existing credit facilities was approximately $159 million, which includes approximately $143 million available under the Credit Agreement. Management believes that our cash flow provided by operations, combined with the reduced available credit under existing credit facilities, will be adequate to cover our debt service requirements, planned capital expenditures and working capital requirements for the remaining fiscal year 2010.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Consolidated Graphics, Inc.

November 12, 2009	By:	Jon C. Biro

Name: Jon C. Biro
Title: Executive Vice President and Chief Financial and Accounting Officer